Company contact:	John B. Kelso, Director of Investor Relations
303.837.1661 or john.kelso@whiting.com

Whiting Petroleum Corp. Announces Third Quarter 2007
Earnings of $1.14 per Share

DENVER – October 30, 2007 – Whiting Petroleum Corporation (NYSE: WLL) today reported third quarter 2007 net income of $47.7 million, or $1.14 per basic share and $1.13 per diluted share, on total revenues of $233.5 million. Third quarter 2007 net income included net after-tax gains related to property sales of $17.8 million or $0.42 per share.  Third quarter 2007 financial results compared to third quarter 2006 net income of $49.5 million, or $1.35 per basic and diluted share, on total revenues of $207.6 million.  Discretionary cash flow in the third quarter of 2007 totaled $108.0 million versus the $126.7 million reported for the same period in 2006.  A reconciliation of discretionary cash flow to net cash provided by operating activities is included at the end of this news release.

The decrease in third quarter 2007 net income and discretionary cash flow compared to the third quarter of 2006 was primarily the result of a 4% decrease in equivalent volumes sold, a 19% decrease in natural gas price realizations, and higher lease operating costs.  The 4% decrease in production was due in part to property sales, which reduced third quarter 2007 production volumes by a total of approximately 65,000 barrels of oil equivalent (BOE).  Despite the impact of property sales on production, third quarter production of 3.74 million barrels of oil equivalent (MMBOE) exceeded the second quarter 2007 production total of 3.72 MMBOE.  The third quarter 2007 production of 3.74 MMBOE was composed of 2.48 million barrels of crude oil (66%) and 1.26 MMBOE of natural gas (34%). The third quarter 2007 production total equates to a daily average production rate of 40,640 BOE versus the comparable 2006 period of 42,260 BOE per day.

Nine Months Financial and Operating Results

For the nine months ended September 30, 2007, Whiting reported net income of $84.9 million, or $2.20 per basic share and $2.19 per diluted share, on total revenues of $586.4 million.  This compared to net income of $128.4 million, or $3.50 per basic share and $3.49 per diluted share, on total revenues of $592.2 million during the first nine months of 2006.  Discretionary cash flow for the first nine months of 2007 totaled $282.3 million, compared to $342.4 million in the comparable 2006 period.

Production in the first nine months of 2007 totaled 11.00 MMBOE, or 40,280 BOE per day, compared to 11.36 MMBOE, or 41,600 BOE per day, in the first nine months of 2006.

James J. Volker, Whiting’s Chairman, President and CEO, commented “We are pleased with the progress of project implementation at our two CO2 projects and our drilling programs in the Bakken and the Piceance.  Development activities at the Postle field have raised its net daily production to 5,600 BOE per day at the end of October from 5,300 BOE per day in May 2007 and 4,200 BOE per day in June 2005.  We are currently injecting 112 million cubic feet (MMcf) of CO2 per day into the field’s producing Morrow formation, including areas of the Postle field recently prepared for CO2, the HMU unit and the west half of the WHMU unit.  We expect to see a response in these newly prepared areas during the second half of 2008.  The implementation of our CO2 flood at the North Ward Estes field is on schedule.  We are currently injecting 14 MMcf per day of CO2 into the start-up area at North Ward Estes, and we expect to raise this rate to 100 MMcf per day by the end of the first quarter of 2008.”  Mr. Volker continued, “We are currently drilling two wells at our Robinson Lake prospect in North Dakota.  At our Piceance Basin Boies Ranch prospect in northwest Colorado, two wells are currently awaiting completion operations, and two more wells are currently being drilled.  We expect to have test results from the two wells at Robinson Lake and the four wells at Boies Ranch by year end.”

Third Quarter 2007 Financial and Operating Highlights

●           Whiting’s expansion of its CO2 flood at the Postle field, located in Texas County, Oklahoma, is generating positive results.  At the end of October, net production from the field was averaging approximately 5,600 BOE per day.  This compares to the field’s average net production of 5,300 BOE per day in May 2007.  The Company is currently injecting approximately 112 MMcf of CO2 per day into the field’s producing reservoir, the Morrow formation, at a depth of approximately 6,100 feet.

●           On May 22, 2007, Whiting initiated its CO2 flood in the North Ward Estes field, located in Ward and Winkler Counties, Texas.  The Company is currently injecting approximately 14 MMcf of CO2 per day into the Yates formation, the field’s producing reservoir, at a depth of approximately 2,600 feet.  Whiting’s target for CO2 injection into the field is 100 MMcf per day by the end of the first quarter of 2008.  The Company expects an initial response from this CO2 flood during the second half of 2008.  Net production from North Ward Estes to date in October has been averaging approximately 5,150 BOE per day.

●           Whiting is currently drilling two horizontal wells on its Robinson Lake prospect in Mountrail County, North Dakota.  Both wells will target the Middle Bakken formation at a depth of approximately 9,900 feet.  The Company holds an average working interest of 93% and an average net revenue interest of 74% in the two new wells.  Whiting expects to have production test results from both wells before year end.

Whiting’s discovery well on the Robinson Lake prospect, the Peery State 11-25H, was completed in May of 2007 in the Middle Bakken formation with an initial flow rate of 1,081 barrels of oil and 1.0 MMcf of gas per day.  The current flow rate is 300 barrels of oil and 300 thousand cubic feet (Mcf) of gas per day.  This triple-lateral well drilled approximately 21,000 feet of horizontal well bore.  Whiting holds a 99% working interest (80% net revenue interest) in the discovery well and is the operator.

Whiting’s Robinson Lake prospect encompasses 118,000 gross acres (81,000 net acres), on which it plans to drill 18 Middle Bakken wells during the next 26 months.  Based on 1,280-acre units, a total of 90 potential Middle Bakken locations exist on the Company’s acreage at Robinson Lake. Some 640-acre units may also be drilled; consequently, the well count may vary.  Whiting currently has one drilling rig and one large workover rig working full time at Robinson Lake and plans to add a second drilling rig in January 2008 and a third drilling rig by the end of the first quarter of 2008.  The workover rig is being used to drill the lateral sections of the wells.

●           Immediately east of the Robinson Lake prospect is the Parshall field.  Whiting owns 66,000 gross (14,000 net) acres in the Parshall field, where we have participated in 22 wells.  The initial 11 wells were completed between June 2006 and September 2007 and had average initial production rates of approximately 1,324 BOE per day per well.  Seven wells are currently undergoing completion operations while another four are currently being drilled.  Whiting holds an average 20% working interest in the non-operated Parshall field.  An additional eight wells are currently budgeted to be drilled in Parshall field during the remainder of 2007.  In addition, Whiting is drilling a 100% working interest well in the northeast portion of Parshall field.

●           During the third quarter, Whiting moved two rigs into the Piceance Basin to drill Williams Fork and Iles wells on its Boies Ranch and Jimmy Gulch properties in Rio Blanco County, Colorado.  Each rig has drilled one well at Boies Ranch to a total depth of approximately 11,500 feet.  These two wells are currently awaiting completion operations, and two more wells are currently being drilled. Drilling operations are expected to commence at Jimmy Gulch in the first quarter of 2008.  We are drilling groups of four to eight wells off of pads, with each rig moving to the next well on the same pad.  Across our Boies Ranch and Jimmy Gulch prospects, our ownership ranges from 50% to 100% working interests and 49% to 89% net revenue interests.  Whiting holds a 100% working interest and an average net revenue interest of 86% in the two new Boies Ranch wells that have reached total depth.  In the two wells that are being drilled, the Company owns a 100% working interest and an average net revenue interest of 89%.

In the first half of 2007, Whiting drilled and completed three gas producers at Boies Ranch, with each well flowing at an initial rate of approximately 2.3 MMcf of gas per day from the Williams Fork and Iles formations.  Production from these three wells was shut in for most of the third quarter and all of October as repairs were made to a nearby gas plant where Boies Ranch gas is processed.  Production is expected to resume from the Boies Ranch area in November at a restricted gross rate of approximately 3.0 MMcf of gas per day (1.5 MMcf of gas per day net to the Company’s interests).  The three productive wells at Boies Ranch are capable of producing at a combined gross rate of 4.75 MMcf of gas per day.  Whiting plans to drill a total of 106 wells on its Boies Ranch and nearby Jimmy Gulch areas through 2009.  The wells are scheduled to be drilled on 20-acre spacing units.  The Company plans to have a minimum of two drilling rigs running full time in the Piceance Basin through 2008.

●           Whiting received $40.1 million in proceeds from the sale of the Company’s 50% non-operated working interest in several gas fields located in LaSalle and Webb Counties, Texas.  The effective date of the sale was July 1, 2007.  Whiting used the net proceeds from the sale to reduce bank debt.

●           Whiting’s bank syndicate increased its borrowing base to $900.0 million effective November 1, 2007.  At September 30, 2007, Whiting had drawn $220.0 million under the credit agreement.

The following table summarizes the Company’s net production and commodity price realizations for the quarters ended September 30, 2007 and 2006:

	Three Months Ended
Production	9/30/07	9/30/06	Change
Oil and condensate (MMBls)	2.48	2.52	(2%)
Natural gas (Bcf)	7.55	8.19	(8%)
Equivalent (MMBOE)	3.74	3.89	(4%)

Average Sales Price
Oil and condensate (per Bbl):
Price received	$67.51	$62.11	9%
Effect of crude oil hedging	(0.85)	(0.15)
Realized price	$66.66	$61.96	8%

Natural gas (per Mcf):
Price received	$5.06	$6.23	(19%)
Effect of natural gas hedging	-	-
Realized price	$5.06	$6.23	(19%)

Whiting realized a loss of $2.1 million on its crude oil hedges during the third quarter of 2007, as compared to a loss of $0.4 million in the third quarter of 2006.  A summary of Whiting’s outstanding crude oil hedges is included later in this news release.  The Company currently has no outstanding natural gas hedges.

Third Quarter and First Nine Months Costs and Margins
A summary of cash revenues and cash costs on a per BOE basis is as follows:

	Per BOE
	Three Months		Nine Months
	Ended Sept. 30,		Ended Sept. 30,
	2007	2006	2007	2006
Sales price, net of hedging	$54.43	$53.34	$50.55	$52.07
Lease operating expense	14.30	11.88	14.05	11.91
Production tax	3.53	3.21	3.17	3.24
General & administrative	2.88	2.58	2.54	2.58
Exploration	2.11	1.44	1.74	1.86
Cash interest expense	3.91	4.40	4.69	4.32
Cash income tax expense	0.91	(1.05)	0.50	0.05
	$26.79	$30.88	$23.86	$28.11

Whiting’s production tax rate in the third quarter averaged 6.4%, slightly above the Company’s guidance of 6.0% to 6.3%.  The increase was primarily due to the change in the Company’s property mix associated with recent divestitures and drilling successes.

During the third quarter of 2007, the Company’s basis differential for natural gas compared to NYMEX was $1.10 per thousand cubic feet (Mcf) of gas, which compared to guidance of $0.50 to $0.70 per Mcf.  The larger differential was primarily the result of significantly widening price differentials for Rocky Mountain gas during the third quarter.

The Company’s third quarter DD&A rate per BOE was below previously announced guidance.  This was primarily the result of increasing the pricing assumptions in our reserve report, which had the effect of extending the economic life of many of our wells.  This created additional economic reserve volumes and a correspondingly lower DD&A rate.

During the third quarter, the company-wide basis differential for crude oil compared to NYMEX was $7.52 per barrel, which compared to $8.44 per barrel in the third quarter of 2006 and $7.64 per barrel in the second quarter of 2007.

Third Quarter and First Nine Months 2007 Drilling Summary
The table below summarizes Whiting’s drilling activity and exploration and development costs incurred for the three and nine months ended September 30, 2007:

	Gross/Net Wells Completed
					Expl. & Dev.
			Total New	% Success	Cost
	Producing	Non-Producing	Drilling	Rate	(in millions)
Q307	73 / 37.5	4 / 2.0	77 / 39.5	95% / 95%	$137.6
9M07	205 / 102.2	5 / 3.0	210 / 105.2	98% / 97%	$390.7

Currently, Whiting is operating 12 drilling rigs and 43 workover rigs on its properties and is participating in the drilling of 10 non-operated wells.  Of these workover rigs, 23 are currently operating in the North Ward Estes field and six are working in the Postle field.

Outlook for Fourth Quarter and Full-year 2007
The following statements provide a summary of certain estimates for the fourth quarter and full-year 2007 based on current forecasts.

Guidance for the fourth quarter of 2007 and full-year 2007 is as follows:
Guidance
	Fourth Quarter	Full-Year
	2007	2007
Production (MMBOE)	3.70 - 3.80	14.70 - 14.80
Lease operating expense per BOE	$14.00 - $14.40	$14.05 - $14.15
General and admin. expense per BOE	$ 2.55 - $ 2.65	$ 2.50 - $ 2.60
Interest expense per BOE	$ 4.30 - $ 4.40	$ 4.90 - $ 5.00
Depr., depletion and amort. per BOE	$13.70 - $13.95	$13.15 - $13.40
Prod. taxes (% of production revenue)	6.3% - 6.7%	6.2% - 6.4%
Oil Price Differentials to NYMEX per Bbl	$ 7.50 - $ 8.00	$ 7.75 - $ 8.25
Gas Price Differentials to NYMEX per Mcf	$ 1.00 - $ 1.20	$ 0.90 - $ 1.00

Oil Hedges and Fixed-Price Gas Contracts
Whiting’s outstanding oil hedges and fixed-price gas contracts as of October 1, 2007 are summarized below:

			As a Percentage of
	Contracted Volume	NYMEX Price Collar Range	Sept. 2007
Hedges	Bbls per Month	(per Bbl)	Oil Production

2007
Q4	110,000	$49.00 - $71.50	-- /14%
Q4	300,000	$50.00 - $76.50	-- /37%

2008
Q1	110,000	$49.00 - $70.65	-- /14%
Q1	120,000	$60.00 - $73.90	-- /15%
Q1	100,000	$65.00 - $80.30	-- /12%
Q2	110,000	$48.00 - $71.60	-- /14%
Q2	120,000	$60.00 - $74.65	-- /15%
Q2	100,000	$65.00 - $80.50	-- /12%
Q3	110,000	$48.00 - $70.85	-- /14%
Q3	120,000	$60.00 - $75.60	-- /15%
Q3	100,000	$65.00 - $81.00	-- /12%
Q4	110,000	$48.00 - $70.20	-- /14%
Q4	120,000	$60.00 - $75.85	-- /15%
Q4	100,000	$65.00 - $81.20	-- /12%

			As a Percentage of
	Natural Gas Volumes in	2007 Contract Price (1)	Sept. 2007
Fixed Price Contracts	MMBtu per Month	(per MMBtu)	Gas Production
Oct. 2007 – May 2011	29,000	$4.75	1%
Oct. 2007 – Sep. 2012	66,000	$4.21	3%

(1) Annual 4% price escalation on fixed price contracts.

Selected Operating and Financial Statistics

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Selected operating statistics
Production
Oil and condensate, MBbl	2,480	2,523	7,106	7,333
Natural gas, MMcf	7,551	8,191	23,336	24,146
Oil equivalents, MBOE	3,739	3,888	10,995	11,357
Average Prices
Oil, Bbl (excludes hedging)	$67.51	$62.11	$58.37	$59.52
Natural gas, Mcf (excludes hedging)	$5.06	$6.23	$6.14	$6.83
Per BOE Data
Sales price (including hedging)	$54.43	$53.34	$50.55	$52.07
Lease operating	$14.30	$11.88	$14.05	$11.91
Production taxes	$3.53	$3.21	$3.17	$3.24
Depreciation, depletion and amortization	$13.19	$10.99	$13.02	$10.30
General and administrative	$2.88	$2.58	$2.54	$2.58
Selected Financial Data
(In thousands, except per share data)
Total revenues and other income	$233,528	$207,587	$586,355	$592,236
Total costs and expenses	$156,181	$138,772	$450,890	$401,611
Net income	$47,713	$49,544	$84,850	$128,414
Net income per common share, basic	$1.14	$1.35	$2.20	$3.50
Net income per common share, diluted	$1.13	$1.35	$2.19	$3.49

Average shares outstanding, basic	42,027	36,751	38,555	36,742
Average shares outstanding, diluted	42,152	36,838	38,728	36,810
Net cash provided by operating activities	$122,656	$132,635	$272,609	$351,880
Net cash used in investing activities	$(82,318)	$(160,981)	$(325,047)	$(428,692)
Net cash provided by financing activities	$(39,523)	$20,023	$50,771	$70,180

Conference Call
The Company’s management will host a conference call with investors, analysts and other interested parties on Wednesday, October 31, 2007 at 11:00 a.m. EST (10:00 a.m. CST, 9:00 a.m. MST) to discuss Whiting’s third quarter 2007 financial and operating results.  Please call (866) 831-6243 (U.S./Canada) or (617) 213-8855 (International) and enter the pass code 29722268 to be connected to the call.  Access to a live Internet broadcast will be available at www.whiting.com by clicking on the link titled “Webcasts.”  Slides for the conference call will be available on this website beginning at 11:00 a.m. (EST) on October 31, 2007.

A telephonic replay will be available beginning approximately two hours after the call on Wednesday, October 31, 2007 and continuing through Wednesday, November 7, 2007.  You may access this replay at (888) 286-8010 (U.S./Canada) or (617) 801-6888 (International) and entering the pass code 89699053.  You may also access a web archive at http://www.whiting.com beginning approximately one hour after the conference call.

About Whiting Petroleum Corporation
Whiting Petroleum Corporation, a Delaware corporation, is an independent oil and gas company that acquires, exploits, develops and explores for crude oil, natural gas and natural gas liquids primarily in the Permian Basin, Rocky Mountains, Mid-Continent, Gulf Coast and Michigan regions of the United States.  The Company trades publicly under the symbol WLL on the New York Stock Exchange.  For further information, please visit  www.whiting.com.

Forward-Looking Statements
This news release contains statements that we believe to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements other than historical facts, including, without limitation, statements regarding our future financial position, business strategy, projected revenues, earnings, costs, capital expenditures and debt levels, and plans and objectives of management for future operations, are forward-looking statements.  When used in this news release, words such as we “expect,” “intend,” “plan,” “estimate,” “anticipate,” “believe” or “should” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements.  Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements.

These risks and uncertainties include, but are not limited to: declines in oil or gas prices; our level of success in exploitation, exploration, development and production activities; adverse weather conditions that may negatively impact development or production activities; the timing of our exploration and development expenditures, including our ability to obtain drilling rigs and CO2; our ability to obtain external capital to finance acquisitions; our ability to identify and complete acquisitions and to successfully integrate acquired businesses, including our ability to realize cost savings from completed acquisitions; unforeseen underperformance of or liabilities associated with acquired properties; our ability to successfully complete our planned and potential asset dispositions; inaccuracies of our reserve estimates or our assumptions underlying them; failure of our properties to yield oil or gas in commercially viable quantities; uninsured or underinsured losses resulting from our oil and gas operations; our inability to access oil and gas markets due to market conditions or operational impediments; the impact and costs of compliance with laws and regulations governing our oil and gas operations; risks related to our level of indebtedness and periodic redeterminations of our borrowing base under our credit agreement; our ability to replace our oil and gas reserves; any loss of our senior management or technical personnel; competition in the oil and gas industry in the regions in which we operate; risks arising out of our hedging transactions and other risks described under the caption “Risk Factors” in our Form 10-Q for the quarter ended June 30, 2007.  We assume no obligation, and disclaim any duty, to update the forward-looking statements in this news release.

SELECTED FINANCIAL DATA

For further information and discussion on the selected financial data below, please refer to Whiting Petroleum Corporation’s Form 10-Q for the quarter ended September 30, 2007, to be filed with the Securities and Exchange Commission.

WHITING PETROLEUM CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands)

	September 30, 2007	December 31, 2006

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$8,705	$10,372
Accounts receivable trade, net	95,240	97,831
Deferred income taxes	10,284	3,025
Prepaid expenses and other	6,982	10,484
Total current assets	121,211	121,712

PROPERTY AND EQUIPMENT:
Oil and gas properties, successful efforts method:
Proved properties	3,161,900	2,828,282
Unproved properties	56,825	55,297
Other property and equipment	38,062	44,902

Total property and equipment	3,256,787	2,928,481

Less accumulated depreciation, depletion and amortization	(596,601)	(495,820)

Total property and equipment, net	2,660,186	2,432,661

DEBT ISSUANCE COSTS	16,022	19,352

OTHER LONG-TERM ASSETS	13,625	11,678

TOTAL	$2,811,044	$2,585,403

WHITING PETROLEUM CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands, except share and per share data)

	September 30, 2007	December 31, 2006
LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$17,623	$21,077
Accrued liabilities	66,702	58,504
Accrued interest	24,237	9,124
Oil and gas sales payable	19,676	19,064
Accrued employee compensation and benefits	15,115	17,800
Production taxes payable	14,558	9,820
Current portion of tax sharing liability	3,565	3,565
Current portion of derivative liability	23,959	4,088

Total current liabilities	185,435	143,042

NON-CURRENT LIABILITIES:
Long-term debt	836,663	995,396
Asset retirement obligations	40,318	36,982
Production Participation Plan liability	31,847	25,443
Tax sharing liability	24,749	23,607
Deferred income taxes	210,894	165,031
Long-term derivative liability	4,548	5,248
Other long-term liabilities	3,644	3,984

Total non-current liabilities	1,152,663	1,255,691

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
Common stock, $0.001 par value; 75,000,000 shares authorized, 42,481,679 and 36,947,681 shares issued and outstanding as of September 30, 2007 and December 31, 2006, respectively	42	37
Additional paid-in capital	967,907	754,788
Accumulated other comprehensive loss	(17,277)	(5,902)
Retained earnings	522,274	437,747

Total stockholders’ equity	1,472,946	1,186,670

TOTAL	$2,811,044	$2,585,403

WHITING PETROLEUM CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
REVENUES AND OTHER INCOME:
Oil and gas sales	$205,594	$207,752	$557,953	$601,259
Loss on oil and natural gas hedging activities	(2,101)	(375)	(2,101)	(9,859)
Gain on sale of properties	29,682	-	29,682	-
Interest income and other	353	210	821	836
Total revenues and other income	233,528	207,587	586,355	592,236
COSTS AND EXPENSES:
Lease operating	53,472	46,183	154,512	135,236
Production taxes	13,197	12,492	34,888	36,819
Depreciation, depletion and amortization	49,308	42,737	143,214	116,947
Exploration and impairment	10,420	6,647	26,239	22,903
General and administrative	10,780	10,035	27,941	29,285
Change in Production Participation Plan liability	2,254	1,799	6,404	5,942
Interest expense	16,263	18,879	56,514	54,479
Unrealized derivative loss	487	-	1,178	-
Total costs and expenses	156,181	138,772	450,890	401,611
INCOME BEFORE INCOME TAXES	77,347	68,815	135,465	190,625
INCOME TAX EXPENSE:
Current	3,401	(4,075)	5,542	537
Deferred	26,233	23,346	45,073	61,674
Total income tax expense	29,634	19,271	50,615	62,211
NET INCOME	$47,713	$49,544	$84,850	$128,414
NET INCOME PER COMMON SHARE, BASIC	$1.14	$1.35	$2.20	$3.50
NET INCOME PER COMMON SHARE, DILUTED	$1.13	$1.35	$2.19	$3.49
WEIGHTED AVERAGE SHARES OUTSTANDING, BASIC	42,027	36,751	38,555	36,742
WEIGHTED AVERAGE SHARES OUTSTANDING, DILUTED	42,152	36,838	38,728	36,810

WHITING PETROLEUM CORPORATION
Reconciliation of Net Cash Provided by Operating Activities to Discretionary Cash Flow
(In thousands)

	Three Months Ended
	Sept. 30,
	2007	2006
Net cash provided by operating activities	$122,656	$132,635
Exploration	7,903	5,617
Changes in working capital	(22,533)	(11,533)
Discretionary cash flow (1)	$108,026	$126,719

	Nine Months Ended
	Sept. 30,
	2007	2006
Net cash provided by operating activities	$272,609	$351,880
Exploration	19,081	21,161
Changes in working capital	(9,423)	(30,662)
Discretionary cash flow (1)	$282,267	$342,379

 (1) Discretionary cash flow is computed as net income plus exploration and impairment costs, depreciation, depletion and amortization, deferred income taxes, non-cash interest costs, non-cash compensation plan charges, unrealized derivative losses and other non-current items less the gain on sale of properties and marketable securities.  The non-GAAP measure of discretionary cash flow is presented because management believes it provides useful information to investors for analysis of the Company’s ability to internally fund acquisitions, exploration and development.  Discretionary cash flow should not be considered in isolation or as a substitute for net income, income from operations, net cash provided by operating activities or other income, cash flow or liquidity measures under GAAP and may not be comparable to other similarly titled measures of other companies.